EXHIBIT 6.2


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A PART OF LINCOLN NATIONAL CORPORATION

CONDITIONAL RECEIPT

NO COVERAGE UNDER THIS RECEIPT WILL BECOME EFFECTIVE UNLESS AND UNTIL ALL CONDITIONS OF THIS RECEIPT ARE MET. N0 AGENT HAS THE AUTHORITY TO ALTER OR WAIVE ANY OF ITS TERMS OF CONDITIONS. THIS RECEIPT PROVIDES NO COVERAGE FOR RIDERS OR ADDITIONAL BENEFITS.

CONDITIONS WHICH MUST BE MET BEFORE INSURANCE MAY BECOME EFFECTIVE UNDER THIS
RECEIPT:

1. An amount equal to at least one full planned modal premium must be submitted, i.e., it requested premium mode is monthly, then one month's premium must be submitted;

2. All medical examinations, tests, x-rays, and electrocardiograms required by the Company's rules must be completed within 60 days of this receipt;

3. The Proposed Insured must be, on the effective date indicated below, a risk acceptable to the Company exactly as applied for according to the Company's rules and practices, without modification of plan, premium rate, or amount of coverage;

4. On the effective date, the state of health and all factors affecting the insurability of the Proposed Insured must be as stated in applications required by the Company;

5.   The application may NOT request an amount of insurance that exceeds
     $500,000;

6.   The proposed insured has complied with all parts of the application; and

7. All required portions of the application must be completed, and each question must be truthfully and completely answered.

EFFECTIVE DATE: If all conditions above are met, then this Receipt will provide insurance effective on the latest of: a. the date of the application, or b. the date of completion of all underwriting requirerments stated in "2." above.

END OF INSURANCE: Once begun, any insurance this receipt provides ends at the earliest of: a. 60 days after the date of this Receipt: b. when the Company sends a refund of the premium which was exchanged for this Receipt: or c. the date any policy issued goes into effect.

IMPORTANT NOTE: The amount of insurance which may become effective under this Receipt will not exceed the lower of: a. the amount of insurance applied for on this application, or b. $500,000.

IF ANY OF THE ABOVE CONDITIONS IS NOT MET, OR IF THE PROPOSED INSURED DIES BY SUICIDE, THE LIABILITY OF THE COMPANY WILL BE LIMITED TO THE RETURN OF THE AMOUNT OF MONEY SUBMITTED.

I HAVE READ THE CONDITIONAL RECEIPT, AND I UNDERSTAND AND AGREE TO ITS TERMS, CONDITIONS, AND LIMITS. THESE HAVE BEEN FULLY EXPLAINED TO ME BY THE AGENT.



X  [ILLEGIBLE]                                            9-29-99
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 Signature of Applicant                                     Date

Any check for which this Conditional Receipt is issued must be made payable to the Company. DO NOT MAKE A CHECK PAYABLE TO THE AGENT OR LEAVE THE PAYEE BLANK. The first premium will not be considered paid unless any check, draft, ar other instrument of payment (given as payment) is paid in accordance with its term.

Received $374.65 from WORLD DIAGNOSTICS INC. on 9-29-99 (Date), in connection with an application for life insurance, including any riders for which application has been made.

X  [ILLEGIBLE]                                            9-29-99
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 Signature of Agent                                         Date